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                                                                     EXHIBIT (L)

                             SUBSCRIPTION TO SHARES
                               OF COMMON STOCK OF
                       THOMPSON, UNGER & PLUMB FUNDS, INC.


     The undersigned has been advised that (i) a corporation known as Thompson, Unger & Plumb Funds, Inc. (the "Fund") has been established under the laws of Wisconsin and (ii) the aggregate number of shares which the Fund is currently authorized to issue is 100,000,000, consisting of one class only, designated as "Common Stock," of the par value of $.001 per share (the "Shares"). The undersigned hereby subscribes for and promises to pay for and acquire 10,000 of the Shares, subject to the following terms and conditions:

     1. The undersigned promises to pay to the Fund, as the total consideration for such Shares, the sum of $10.00 per share or an aggregate of $100,000, which sum shall be payable in cash.

     2.   The undersigned represents and warrants to the Fund that:

          (a) This subscription is made and such Shares will be acquired by the undersigned solely for investment purposes and with no present intention to sell, redeem or otherwise dispose of the same or any part thereof; and

          (b) This subscription is made and such Shares will be accepted by the undersigned with the understanding that such Shares will not have been registered under the Securities Act of 1933 or the securities laws of any State or other jurisdiction and the Fund has no present intention to register the same under any such Act or laws.

     3. This subscription and the rights, benefits and privileges hereunder may not be transferred or assigned.

     4. It is understood that the aforesaid $100,000 will be paid into the Fund before subscriptions for Shares will be accepted from any other persons. Should the undersigned redeem any of the Shares referred to above ("Initial Shares") before the deferred organization expenses with respect to the Fund have been completely amortized, there shall be deducted from the redemption price payable to the undersigned the pro-rata unamortized portion of such expenses attributable to the redeemed Shares (based on the ratio that the number of such Shares bears to the number of Initial Shares then outstanding).



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     5.   If the registration statement filed under the Securities Act of 1933 with respect to the Fund's Shares does not become effective prior to June 30, 1987, this subscription shall become null and void and the full amount paid in by the undersigned will be refunded to the undersigned on demand without any deduction.

     Executed this 19th day of December, 1986.

                                                    FMI CAPITAL MANAGEMENT, INC.


                                                    By:   /s/  John W. Thompson
                                                       ------------------------

                                                    As Its: President
                                                           --------------------


SUBSCRIPTION accepted this
19th day of December, 1986.

THOMPSON, UNGER & PLUMB FUND, INC.


By: /s/  Raymond F. Unger
   --------------------------------


As its:  President
         --------------------------